EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 Madison Avenue

New York NY 10016

Press Contact:

Marcia Horowitz, Rubenstein Associates

212 843 8014

Investors/Analysts Contact:

Michael Shaffer, EVP, Finance, PVH

212 381 3523

PHILLIPS-VAN HEUSEN ANNOUNCES EMANUEL CHIRICO SUCCEEDS MARK WEBER AS CEO AND INCREASES 2005 AND 2006 EARNINGS GUIDANCE

NEW YORK, NY, February 27, 2006 – Phillips-Van Heusen Corporation (NYSE: PVH) announced today that its Board of Directors has named Emanuel Chirico Chief Executive Officer of the Company.  Mr. Chirico, 48, who had been the Company’s President and Chief Operating Officer, succeeds Mark Weber, who has left the Company effective today by agreement with the Board.  In order to ensure a smooth transition, Bruce Klatsky, the Company’s former CEO and current Chairman of the Board, has agreed to stand for re-election to the Board and to continue as Chairman.

“Mark Weber has made tremendous contributions to PVH during his 33-year career with the Company, including his seven years as President and Chief Operating Officer prior to becoming CEO,” said Mr. Klatsky,   “He leaves having played a major role in creating the healthy and prosperous company we have today, including being responsible for the integration of Calvin Klein into PVH.  We are very grateful for his service and wish him the best in his future endeavors.”

Mr. Chirico has been with PVH for 13 years and was the Company’s Chief Financial Officer for seven years before becoming President and COO last year.

“Manny Chirico is very well qualified to serve as PVH’s chief executive officer, having been a key player in the expansion and growth of our Company during a particularly dynamic, active and successful period. He will continue to oversee an experienced and dedicated team of seasoned executives who have produced extraordinary results over the last three years.  He understands and is committed to our business strategy and has demonstrated leadership and vision that will serve us well as PVH plans for the future and faces new challenges and opportunities,” said Mr. Klatsky.

Revised Guidance

The Company also announced it is increasing its guidance for fiscal years 2005 and 2006.

For 2005, it is estimating that diluted net income per share will be at least $1.99, and may be somewhat higher, excluding the costs associated with the Company’s secondary offering in July 2005.  The Company had previously announced guidance of $1.97 to $1.99, excluding secondary offering costs.  The Company is estimating that GAAP diluted net income per share for fiscal year 2005 will be at least $1.80, and may be somewhat higher.  For the fourth quarter 2005, the Company estimates diluted net income per share will be at least $0.37. (Please see attached schedule for a reconciliation of GAAP to non-GAAP full year diluted earnings per share estimates.)  The Company’s 2005 earnings per share guidance does not include the impact of expensing stock options.  The Company estimates that if stock options were expensed in 2005, the impact would be approximately $0.15 per share under the provisions of SFAS 123, which would reduce the Company’s 2005 earnings per share guidance to $1.84, excluding secondary offering costs.

The Company is also increasing its fiscal year 2006 diluted earnings per share guidance to a range of $2.11 to $2.18, or an increase of about 15% to 19% over the $1.84 projected for 2005. The projections for 2006 exclude the estimated one time pre-tax gain of $30 million associated with the sale by the Company’s Calvin Klein, Inc. subsidiary of its minority interests in certain entities that operated various Calvin Klein jeans and sportswear businesses in Europe and Asia, which would be offset in part by certain expenses incurred as a result of Mr. Weber’s departure.  2006 earnings per share includes the impact of expensing stock options as required under the provisions of SFAS 123R, which the Company currently estimates will be approximately $0.12 to $0.13 per share.

Phillips-Van Heusen Corporation is one of the world's largest apparel companies. It owns and markets the Calvin Klein brand worldwide. It is the world's largest shirt company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, IZOD, Arrow, and G.H. Bass & Co., and its licensed brands Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, BCBG Max Azria, BCBG Attitude, MICHAEL Michael Kors, Sean Jean, Chaps, and Donald J. Trump Signature Collection.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release including, without limitation, statements relating to the Company's future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company's licensors and other factors;  (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory, including the Company's ability to realize revenue growth from developing and growing Calvin Klein; (iv) the Company's operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company's products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse effect on the acquired entity's or the Company's existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of the Company's brands and (viii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included below.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.

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Reconciliation of GAAP to non-GAAP Full Year Diluted Earnings per Share Estimates

Set forth below is the Company's reconciliation of its 2005 full year GAAP diluted net income per common share estimate to diluted net income per common share excluding the costs associated with the Company's secondary common stock offering in July 2005. Such costs include (a) an inducement payment of $1.75 per share of common stock sold in the secondary common stock offering, or an aggregate of $12.9 million, based on the net present value of the dividends that the Company would have been obligated to pay the holders of the Series B convertible preferred stock through the earliest date on which it is estimated that the Company would have the right to convert the Series B convertible preferred stock, net of the net present value of the dividends payable on the shares of common stock into which the Series B convertible preferred stock was convertible over the same period and (b) certain costs, totaling $1.3 million, incurred by the Company in connection with the secondary common stock offering to sell 7,344 shares of common stock on behalf of the holders.

Also set forth below is the Company's reconciliation of its 2006 full year GAAP diluted net income per common share estimate to diluted net income per common share excluding the estimated one time pre-tax gain of $30 million associated with the sale by the Company's Calvin Klein, Inc. subsidiary of its minority interests in certain entities that operated various Calvin Klein jeans and sportswear businesses in Europe and Asia.

The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes presenting its results excluding the inducement and offering costs for its 2005 full year earnings estimate and the one time gain associated with the sale of minority interests in certain entities for its 2006 full year earnings estimate provides useful information to investors because this allows investors to make decisions based on the ongoing operations of the enterprise. The Company uses its results excluding the inducement and offering costs and the one time gain associated with the sale of minority interests to discuss its business with investment institutions, the Company's Board of Directors and others. Such results are also the basis for certain incentive compensation calculations.

(In thousands, except per share data)

Reconciliation of GAAP to non-GAAP 2005 Earnings per Share Estimate

			Results
			Excluding
			Inducement
	GAAP		and
	Earnings	Adjustments(1)	Offering Costs

Net income	$109,500		$109,500

Less:
Preferred dividends on converted preferred stock	2,051	$ (2,051)(2)
Inducement payment and offering costs	14,205	(14,205)(3)

Net income available to common stockholders
for diluted net income per common share	$ 93,244	$ 16,256	$109,500

Shares outstanding:
Weighted average common shares outstanding	38,297		38,297
Impact of dilutive stock options and warrants	1,832		1,832
Impact of assumed convertible preferred stock conversion	11,566		11,566
Impact of converted preferred stock		3,347(4)	3,347
Total shares outstanding for calculation	51,695	3,347	55,042

Diluted net income per common share	$ 1.80		$ 1.99

(1) Adjustments are to present the Company's diluted EPS computation as if the inducement payment and offering costs had not been incurred.  Eliminating such costs requires an EPS recalculation when applying the if-converted method of calculating diluted net income per common share.

(2) Elimination of dividends on converted preferred stock due to eliminating the inducement payment and offering costs.

(3) Elimination of inducement payment and offering costs associated with converted preferred shares.

(4) Additional shares which would have been included in the EPS computation under the if-converted method if the inducement payment and offering costs had not been incurred.

Reconciliation of GAAP to non-GAAP 2006 Earnings per Share Estimate

Estimated diluted net income per common share under GAAP	$2.44 - $2.51

Gain on Sale of Investment:
Deduct one time pre-tax gain of $30 million ($19 million after-tax) associated with the sale of minority interests in certain entities	0.33 (1)

Estimated diluted net income per common share excluding the above item (non-GAAP)	$2.11 - $2.18

(1)  This would be offset in part by certain expenses incurred as a result of Mr. Weber’s departure.